Exhibit 10.3
Form of Agreement for Vice Presidents

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is entered into as of the      day of            200   , by and between THQ INC., a Delaware corporation (the “Company”), and      , (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive currently serves as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating functions, departments, divisions or subsidiaries; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to encourage the Executive’s continued services and to ensure the Executive’s continued dedication by providing specified severance benefits in the event the Executive’s employment is terminated by the Company without Cause under certain circumstances; and

WHEREAS, to encourage the Executive’s full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.         Definitions.

1.1     “Board” means the Board of Directors of the Company.

1.2     “Cause” means (i) a material breach by the Executive of the duties and responsibilities of the Executive (other than as a result of incapacity due to physical or mental illness), or (ii) the conviction of the Executive of, or plea of guilty, no contest or nolo contendere to, (x) illegal conduct that is materially injurious to the Company or (y) any felony (unless arising as a result of vicarious liability or a traffic violation), or (iii) the commission by the Executive of misconduct that is materially injurious to the Company.

1.3.     “Code” means the Internal Revenue Code of 1986, as amended.

1.4.     “Date of Termination” means the effective date on which the Executive’s employment by the Company terminates.

1.5.     “Nonqualifying Termination” means any termination of the Executive’s employment with the Company that is not a Qualifying Termination.

1.6     “Qualifying Termination” means the involuntary termination of the Executive’s employment by the Company without Cause, unless the Executive is entitled to severance benefits under a Change in Control Severance Agreement with the Company as a result of such termination.

2.           Payments Upon Qualifying Termination of Employment.  If the employment of the Executive shall terminate by reason of a Qualifying Termination, the Executive (or the Executive’s beneficiary or estate) shall be entitled to the following payments and benefits:

2.1.      The Company shall pay, within 30 days following the Date of Termination, a cash amount equal to the sum of (i) the Executive’s annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, and (ii) any accrued vacation pay, in each case to the extent not theretofore paid; plus

2.2.      Provided that the Executive has executed and not revoked the general release referred to in Section 4 hereof (the “Release”), the Company shall pay a cash amount equal to the sum of (i) one-half of the Executive’s annual base salary from the Company and its affiliated companies in effect at the time of the Date of Termination;  (ii) one-half of the Executive’s annual bonus paid, including any such amount that was subject to deferral, to the Executive by the Company and its affiliated companies in respect of the fiscal year of the Company immediately preceding the fiscal year in which the Date of Termination occurs; and (iii) any accrued but unpaid bonus for the fiscal year ended immediately prior to the fiscal year in which the Date of Termination occurs.  Such aggregate amount shall be payable in a lump sum (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 4 hereof) within 30 days following the Date of Termination.  The amounts payable pursuant to this Section 2.2 shall reduce, dollar-for-dollar (but not below zero), any other amount of severance relating to salary or bonus continuation otherwise payable to the Executive upon termination of employment of the Executive under any employment agreement or severance plan, policy or arrangement of the Company, and the Executive shall not be entitled to post-employment benefits under any such plan, policy or arrangement to the extent such benefits would be duplicative of, and of equal or lesser value to, the post-employment benefits provided hereunder.

2.3.      Provided that the Executive has executed and not revoked the Release, for a period of up to 6 months commencing on the Date of Termination, the Company shall pay the Executive’s premiums for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) under the Company’s group health plan.

2.4.      If on the Date of Termination the Executive shall not be fully vested with respect to any stock options previously granted to the Executive, provided that the Executive has executed and not revoked the Release, then notwithstanding the provisions of the option agreements applicable to such options or the equity plans pursuant to which such options have been granted, Executive will immediately be vested on the Date of Termination in that number of additional options that would have vested during the six (6) months following the Date of Termination if such stock options had become vested in equal monthly increments over the vesting period. Such options shall be exercisable for such period following the Date of Termination as is provided in the plan and/or agreement pursuant to which such options were granted.

3.           No Payments Upon Nonqualifying Termination of Employment.  If the employment of the Executive shall terminate by reason of a Nonqualifying Termination, no payments or benefits shall be provided to the Executive hereunder.

4.          Withholding Taxes.  The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

5.          General Release.  On the Date of Termination, the Executive will execute a General Release in the form attached hereto as Exhibit A.

6.          Arbitration.

6.1. Any claim or controversy arising out of or relating to this Agreement or any breach thereof between the Executive and the Company shall be settled by arbitration before a single arbitrator in Los Angeles County, California, administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules then in effect (except to the extent that the AAA determines that its National Rules for the Resolution of Employment Disputes  should govern), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The single arbitrator shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive.  The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

6.2. Should the Executive or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this paragraph by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.  This arbitration provision does not prohibit a party from seeking and obtaining injunctive relief from a court of competent jurisdiction pending the outcome of arbitration. A party bringing an action for injunctive relief shall not be deemed to have waived its right to demand arbitration of all disputes.

7.           Company Property.  The Executive agrees that he has had access to trade secrets and other proprietary and confidential information pertaining to the Company.  The Executive agrees that he will not, without prior written consent of the Company, communicate or disclose any such information to any person, employer, or other entity at any time in the future, whether or not developed by the Executive.  (Confidential and proprietary information includes, but is not limited to, information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, amount or kind of customer’s purchases from the Company, the Company’s manuals, formulae, processes, methods, compositions, ideas, game designs, inventions, or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs.)  The Executive also agrees that he will return to the Company by no later than      days after the Date of Termination, all designs, lists, books, files, reports, documents, agreements, correspondence, computer databases and files, records, supplies, computers, telephones, identification cards, parking cards, keys and other property or materials used, prepared or received by him or made available to him by the Company, in connection with his employment and in his possession or control.

8.           No Lawsuits.

8.1.      The Executive promises never to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in the General Release.

8.2.      The Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in the General Release.

9.          Confidentiality of this Agreement.

9.1.      The Executive agrees to keep the fact, terms and amount of this Agreement completely confidential, and not to disclose such information to anyone other than his spouse, attorneys and licensed tax and/or professional investment advisor, if any (hereafter referred to as “ the Executive’s Confidants”), all of whom shall be informed of and be bound by this confidentiality provision.  Neither the Executive nor the Executive’s Confidants shall disclose the fact, amount or terms of this Agreement to anyone including, but not limited to, any representative of any print, radio or television media, to any past, present or prospective employee of or applicant for employment with the Company, to any counsel for any current or former employee of the Company, to any other counsel or third party, or to the public at large.

9.2.      The Executive understands and agrees that any disclosure of information in violation of this confidentiality provision by the Executive or by any of the Executive’s Confidants would cause the Company injury and damage.  Any alleged violation of this confidentiality provision shall be resolved in accordance with the arbitration provisions herein.  If any proceeding is brought concerning an alleged violation of this confidentiality provision, the prevailing party shall recover from the losing party all reasonable attorneys’ fees and costs incurred in connection with such proceeding.  The Company shall have the burden of proving such violation by a preponderance of the evidence.  The parties understand and agree that only the Company would be damaged by a violation of this confidentiality provision and for that reason the arbitrator shall have no authority to award any damages, but only attorneys’ fees and costs, against the Company if it does not prevail.

10.         Goodwill and Reputation of the Company.  The Executive agrees that he will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of the Company, and/or its directors, officers, executives and employees or which could adversely affect the morale of other employees of the Company.

11.         Cooperation In Any Litigation Involving the Company.  The Executive understands that he may subsequently be asked to participate in an investigation, inquiry, or litigation concerning the Company.  The Executive agrees to participate in such action and agrees to provide truthful and accurate testimony, documents, records and any other information requested.  In addition, the Executive agrees to meet with attorneys or representatives of the Company, upon reasonable notice, in connection with any such action, including without limitation any internal investigation or inquiry.

12.         Tender of Severance Payment as a Condition to Challenge of this Agreement.

Should the Executive attempt to challenge the enforceability of this Agreement, as a further limitation on any right to make such a challenge, the Executive shall initially submit to the Company the total proceeds provided to him in connection with this Agreement plus interest at the standard statutory rate, and invite the Company to retain such monies and agree with the Executive to cancel this Agreement.  In the event the Company accepts this offer, the Company shall retain such monies and this Agreement shall be canceled.  In the event the Company does not accept such offer, the Company shall so notify the Executive and shall place such monies into an interest-bearing escrow account pending resolution of the dispute between the Executive and the Company as to whether this Agreement shall be set aside and/or otherwise rendered unenforceable.

13.          Consultation With Counsel; Reasonable Time to Consider Agreement; Voluntary Participation in this Agreement.  The Executive represents and agrees that he has been advised of the opportunity to review this Agreement with an attorney, that he has had the opportunity to thoroughly discuss all aspects of his rights and this Agreement with an attorney to the extent The Executive elected to do so, that he has carefully read and fully understands all of the provisions of this Agreement, that he has been given a reasonable period of time to consider signing this Agreement, and that he is voluntarily entering into this Agreement.

14.         Term of Agreement.  This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in this Section 14; provided, however, that this Agreement shall terminate in any event upon the first to occur of (i) termination of the Executive’s employment with the Company (unless such termination is a Qualifying Termination) and (ii) the termination of this Agreement by the Board on such date as is fixed by the Board for such termination, which date shall be at least [      ] days after notice thereof is given by the Company to the Executive in accordance with Section 16 hereof.

15.          Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and if the Executive’s employment with the Company shall terminate other than by reason of a Qualifying Termination, the Executive shall have no further rights under this Agreement.

16.         Successors; Binding Agreement.

16.1.     Prior to its termination pursuant to Section 13 hereof, this Agreement shall be binding on the Company and its successors.

16.2.     This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, then, unless otherwise provided herein, all such amounts, shall be paid in accordance with the terms of this Agreement to such Persons appointed in writing by the Executive to receive such amounts or, if no Person is so appointed, to the Executive’s estate.

17.         Notices.  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Executive, to the residence address of the Executive maintained from time to time by the Company; and if to the Company, to its chief executive office, attention Chief Executive Officer, with a copy to the Secretary of the Company; (ii) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18.        Employment with Subsidiaries.  Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

19.        Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

20.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

21.        Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  The rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

22.        Delay of Payments.  In the event that any payment or distribution to be made to the Executive hereunder is determined to constitute “deferred compensation” subject to Section 409A of the Code, and the Executive is determined to be a “specified employee” (as defined in Section 409A of the Code), such payment or distribution shall not be made before the date which is six months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death).

23.          Entire Agreement.  This Agreement represents the complete understanding of the parties and supersedes any and all agreements, understandings and discussions, whether written or oral, between the Executive and the Company or any of its affiliated companies with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

THQ INC.

By:

EXECUTIVE: